Filed Pursuant to Rule 424(b)(2)

File No. 333-195697

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series N, Floating Rate Notes	$250,000,000	100.00%	$250,000,000	$32,200

(1)	The total filing fee of $32,200 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 1 dated July 22, 2014

(to Prospectus Supplement dated May 30, 2014

and Prospectus dated May 5, 2014)

WELLS FARGO & COMPANY

Medium-Term Notes, Series N

Floating Rate Notes

Aggregate Principal Amount Offered:	$250,000,000

Trade Date:	July 22, 2014

Original Issue Date (T+5):	July 29, 2014

Stated Maturity Date:	July 29, 2019

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from July 29, 2014

Agent Discount (Gross Spread):	0.35%

All-In Price (Net of Agent Discount):	99.65%, plus accrued interest, if any, from July 29, 2014

Net Proceeds:	$249,125,000

Benchmark:	Three-month LIBOR

Base Rate:	LIBOR

Spread:	+49 basis points

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each January 29, April 29, July 29 and October 29, commencing October 29, 2014 and ending April 29, 2019

Interest Payment Dates:	Each January 29, April 29, July 29 and October 29, commencing October 29, 2014 and at maturity

Initial Interest Rate:	Three-month LIBOR plus 0.49%, determined two London banking days prior to July 29, 2014

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None
		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$237,500,000

Agent (Co-Manager):	HSBC Securities (USA) Inc.	12,500,000

	Total	$250,000,000

Plan of Distribution:

On July 22, 2014, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.65%, plus accrued interest, if any, from July 29, 2014. The purchase price equals the issue price of 100.00% less a discount of 0.35% of the principal amount of the notes.

Certain U.S. Federal Income Tax Consequences:
	Tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BFZ8

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